As filed with the Securities and Exchange Commission on June 17, 2004
Registration No. 333-113178

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SS&C Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1169696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

80 Lamberton Road

Windsor, Connecticut 06095
(860) 298-4500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William C. Stone

President, Chief Executive Officer and Chairman of the Board
SS&C Technologies, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
(860) 298-4500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

John A. Burgess, Esq. James R. Burke, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000	Keith F. Higgins, Esq. Julie H. Jones, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Telephone: (617) 951-7000 Telecopy: (617) 951-7050

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

EXPLANATORY NOTE
Item 16. Exhibits
SIGNATURES
EXHIBIT INDEX
EX-5.1 OPINION OF COUNSEL

EXPLANATORY NOTE

      This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-113178) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely for the purpose of filing a revised Exhibit 5.1 to the Registration Statement. This Post-Effective Amendment No. 1 was originally filed on June 14, 2004 under an incorrect EDGAR document type (POS AM) and is being refiled on the date hereof solely to reflect the appropriate EDGAR document type (POS EX).

Item 16.	Exhibits

       The following exhibits are filed with this registration statement.

Exhibit
Number		Description

1.1		Form of Underwriting Agreement.**
2.1	†	Asset Purchase Agreement, dated as of November 15, 2001, by and between SS&C Technologies, Inc. and Netzee, Inc. (incorporated herein by reference to Exhibit 2.1 to SS&C Technologies, Inc.’s Current Report on Form 8-K, dated November 15, 2001 (File No. 000-28430))
2.2	†	Stock Purchase Agreement, dated as of March 15, 2004, by and between SS&C Technologies, Inc. and ADP Financial Information Services, Inc.**
4.1		Amended and Restated Certificate of Incorporation of SS&C Technologies, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 (File No. 000-28430))
4.2		Second Amended and Restated By-Laws of SS&C Technologies, Inc. (incorporated herein by reference to Exhibit 3 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 (File No. 000-28430))
4.3		Specimen Certificate for shares of Common Stock, $.01 par value per share, of SS&C Technologies, Inc. (incorporated herein by reference to Exhibit 4 to SS&C Technologies, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-3094))
4.4		Warrant, dated March 29, 2002, made by the registrant in favor of Conseco, Inc. (incorporated herein by reference to Exhibit 4.2 to SS&C Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 000-28430))
5.1		Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.*
23.1		Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 5.1).*
23.2		Consent of PricewaterhouseCoopers LLP.**
24.1		Powers of Attorney.**

*	Filed herewith.
**	Previously filed.
†	We hereby agree to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.

II-1

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Windsor, state of Connecticut, on the 14th day of June, 2004.

SS&C Technologies, Inc.

By:	/s/ PATRICK J. PEDONTI

Patrick J. Pedonti
Senior Vice President
and Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* William C. Stone		President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 14, 2004

/s/ PATRICK J. PEDONTI Patrick J. Pedonti		Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2004

* David W. Clark, Jr.		Director	June 14, 2004

* Joseph H. Fisher		Director	June 14, 2004

Albert L. Lord		Director

Patrick J. McDonnell		Director

* Jonathan M. Schofield		Director	June 14, 2004

* James L. Sullivan		Director	June 14, 2004

* by	/s/ PATRICK J. PEDONTI Patrick J. Pedonti Attorney-in-fact

II-2

EXHIBIT INDEX

Exhibit
Number		Description

1.1		Form of Underwriting Agreement.**
2.1	†	Asset Purchase Agreement, dated as of November 15, 2001, by and between SS&C Technologies, Inc. and Netzee, Inc. (incorporated herein by reference to Exhibit 2.1 to SS&C Technologies, Inc.’s Current Report on Form 8-K, dated November 15, 2001 (File No. 000-28430))
2.2	†	Stock Purchase Agreement, dated as of March 15, 2004, by and between SS&C Technologies, Inc. and ADP Financial Information Services, Inc.**
4.1		Amended and Restated Certificate of Incorporation of SS&C Technologies, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 (File No. 000-28430))
4.2		Second Amended and Restated By-Laws of SS&C Technologies, Inc. (incorporated herein by reference to Exhibit 3 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 (File No. 000-28430))
4.3		Specimen Certificate for shares of Common Stock, $.01 par value per share, of SS&C Technologies, Inc. (incorporated herein by reference to Exhibit 4 to SS&C Technologies, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-3094))
4.4		Warrant, dated March 29, 2002, made by the registrant in favor of Conseco, Inc. (incorporated herein by reference to Exhibit 4.2 to SS&C Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 000-28430))
5.1		Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.*
23.1		Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 5.1).*
23.2		Consent of PricewaterhouseCoopers LLP.**
24.1		Powers of Attorney.**

*	Filed herewith.

**	Previously filed.

†	We hereby agree to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.